Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  Thomas M. Mishoe, Jr.
Richmond, Virginia 23236                              Telephone:  (804)-560-8490

                       FOR IMMEDIATE RELEASE: May 4, 2000

             ESKIMO PIE BOARD OF DIRECTORS APPROVES MERGER AGREEMENT


                  Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that it has entered into a definitive agreement with CoolBrands International Corporation (formerly, Yogen Fruz World Wide Incorporated), for the acquisition of Eskimo Pie Corporation at a purchase price of (U.S.) $10.25 cash per share to shareholders of Eskimo Pie Corporation. The agreement provides that, as promptly as practical, Eskimo Pie Corporation will call a special meeting of shareholders to vote on a merger transaction by which Eskimo Pie Corporation would become a wholly-owned subsidiary of Yogen Fruz. If the proposal is approved by the affirmative vote of at least two-thirds of Eskimo Pie shares outstanding exclusive of the approximate 17% interest owned by Yogen Fruz, the merger will be consummated upon satisfaction or waiver of closing conditions.

                  The acquisition agreement also provides that, at the time of the mailing of proxy material to Eskimo Pie Corporation shareholders for the merger transaction, Yogen Fruz will commence a tender offer for all shares of Eskimo Pie Corporation common stock at a price of $10.25 cash per share. If the required shareholder vote on the merger transaction is obtained, the tender offer will be terminated. If the required merger vote is not obtained, Yogen Fruz will be obligated to purchase any and all shares of Eskimo Pie stock tendered, subject to a minimum of approximately 41% of the Eskimo shares not owned by Yogen Fruz being tendered. Additionally, the acquisition agreement provides for a $10.25 cash per share price to be paid to any remaining Eskimo Pie shareholders in any subsequent merger transaction between Eskimo Pie and Yogen Fruz or any of its affiliates, the effect of which would be to eliminate remaining minority shareholders. Eskimo Pie Corporation said it expected to call a special meeting of shareholders to be held during the summer to vote on the Yogen Fruz merger proposal.

                  David B. Kewer, president and chief executive officer of Eskimo Pie Corporation, said that management and the Board of Eskimo Pie believe that this proposal from Yogen Fruz is in the best interests of Eskimo shareholders. Kewer said, "This proposal brings to a successful conclusion what has been an exhaustive search for a transaction that is in the best interests of our shareholders."

                  Kewer stated that the proposal from Yogen Fruz was subject to customary closing conditions. Kewer noted that certain issues that, in the judgment of Eskimo, had made prior Yogen Fruz proposals impossible to consummate, were no longer conditions of the acquisition.

                  Kewer added, "Eskimo Pie Corporation is a small company in a category dominated by two global giants, Unilever and Nestle. Access to additional financial and strategic resources is important to the success of the Eskimo Pie brand name, and our partner brands in the frozen novelty category."

                  Kewer noted that because of the status of Yogen Fruz under Virginia law as an "interested shareholder" of Eskimo Pie Corporation, a higher than usual (or supermajority) vote is required for approval of the merger proposal put forward by Yogen Fruz. "Our Board believes the merger proposal is the best means of effecting an acquisition by Yogen Fruz, and unanimously recommends approval of the merger. Nevertheless, we recognize that Virginia law places a high vote requirement for shareholder approval on a merger with Yogen Fruz. Given the tender offer proposal put forward by Yogen Fruz, our Board concluded the Yogen Fruz concurrent merger proposal and tender offer clearly represents the best acquisition proposal available."

Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothies to the foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.